Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268995

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 14 DATED OCTOBER 1, 2025
TO THE PROSPECTUS DATED APRIL 17, 2025

This document supplements, and should be read in conjunction with, our prospectus dated April 17, 2025, as supplemented by Supplement No. 1 dated May 1, 2025, Supplement No. 2 dated May 16, 2025, Supplement No. 3 dated May 19, 2025, Supplement No. 4 dated June 4, 2025, Supplement No. 5 dated June 16, 2025, Supplement No. 6 dated July 1, 2025, Supplement No. 7 dated July 18, 2025, Supplement No. 8 dated August 1, 2025, Supplement No. 9 dated August 18, 2025, Supplement No. 10 dated August 22, 2025, supplement No. 11 dated September 2, 2025, Supplement No. 12 dated September 5, 2025 and Supplement No. 13 dated September 17, 2025. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•our daily net asset value, or NAV, per share for our common stock for the month of September 2025; and
•an update on our share redemption plan activity.

Historical NAV per Share

The following table sets forth the NAV per share for the Class A, Class I, Class T, Class D, Class M-I, Class T2 and Class N shares of our common stock on each business day for the month of September     2025. There were no Class S shares of our common stock outstanding during this period.

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share**	NAV per Class D Share*	NAV per Class M-I Share	NAV per Class T2 Share	NAV per Class N Share**
September 2, 2025	$13.40	$13.50	$13.53	$13.52	$13.34	$13.30	$13.41
September 3, 2025	$13.34	$13.43	$13.47	$13.45	$13.27	$13.24	$13.33
September 4, 2025	$13.34	$13.43	$13.47	$13.45	$13.27	$13.24	$13.34
September 5, 2025	$13.34	$13.43	$13.47	$13.45	$13.27	$13.24	$13.34
September 8, 2025	$13.35	$13.44	$13.48	$13.46	$13.28	$13.25	$13.35
September 9, 2025	$13.35	$13.44	$13.48	$13.46	$13.28	$13.25	$13.35
September 10, 2025	$13.35	$13.44	$13.48	$13.46	$13.28	$13.25	$13.35
September 11, 2025	$13.31	$13.40	$13.44	$13.43	$13.25	$13.25	$13.32
September 12, 2025	$13.31	$13.41	$13.44	$13.43	$13.25	$13.25	$13.32
September 15, 2025	$13.32	$13.41	$13.45	$13.44	$13.25	$13.26	$13.33
September 16, 2025	$13.31	$13.40	$13.44	$13.43	$13.24	$13.25	$13.32
September 17, 2025	$13.31	$13.40	$13.44	$13.43	$13.25	$13.25	$13.32
September 18, 2025	$13.31	$13.40	$13.44	$13.43	$13.25	$13.25	$13.32
September 19, 2025	$13.31	$13.40	$13.44	$13.43	$13.25	$13.25	$13.32
September 22, 2025	$13.31	$13.41	$13.45	$13.44	$13.25	$13.25	$13.33
September 23, 2025	$13.32	$13.41	$13.45	$13.44	$13.25	$13.26	$13.33
September 24, 2025	$13.32	$13.41	$13.45	$13.44	$13.26	$13.26	$13.33
September 25, 2025	$13.32	$13.41	$13.45	$13.44	$13.26	$13.26	$13.33
September 26, 2025	$13.32	$13.41	$13.45	$13.44	$13.26	$13.26	$13.33
September 29, 2025	$13.31	$13.41	$13.45	$13.44	$13.26	$13.25	$13.33
September 30, 2025	$13.31	$13.41	$13.44	$13.44	$13.26	$13.25	$13.33

*Class D shares are currently being offered pursuant to a private placement offering.
**Class N and Class T shares are not available for purchase except through our distribution reinvestment plan.

Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined.

Redemptions

For the month of September 2025, we received redemption requests in excess of the 5% monthly limit. As per the terms of our share redemption plan, we honored all death and disability-based redemption requests and any requests for which the total account value was less than the minimum account balance of $500, if any, in full and all other redemption requests on a pro rata basis up to the limit. As such, each stockholder whose September 2025 redemption request was prorated received approximately 24.7% of such request.